================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 3)

                             -----------------------

                                NOEL GROUP, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.10 PER SHARE
                         (Title of Class of Securities)

                                    655260107
                                 (CUSIP Number)

                             -----------------------
                                TIMOTHY I. LEVART
                                885 THIRD AVENUE
                               NEW YORK, NY 10022
                            TEL. NO.: (212) 371-3813
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                               SEPTEMBER 24, 1998
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].

================================================================================

                               Page 1 of 25 Pages

                                  SCHEDULE 13D

CUSIP NO. 655260107                                           PAGE 2 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Davidson Kempner Partners
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  WC
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   New York
                                         ------------------------

Number of          (7)  Sole Voting Power    277,200
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  277,200
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  277,200
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  1.35%
                                                        ---------

(14)  Type of Reporting Person    PN
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                           PAGE 3 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Davidson Kempner Institutional Partners, L.P.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)  X                (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  WC
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    474,300
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  474,300
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  474,300
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  2.31%
                                                        ---------

(14)  Type of Reporting Person    PN
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                           PAGE 4 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Davidson Kempner Endowment Partners
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  WC
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   New York
                                         ------------------------

Number of          (7)  Sole Voting Power    148,800
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  148,800
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  148,800
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   0.72%
                                                        ---------

(14)  Type of Reporting Person    PN
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                           PAGE 5 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     MHD Management Co.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   New York
                                         ------------------------

Number of          (7)  Sole Voting Power    426,000
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  426,000
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  426,000
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  2.07%
                                                        ---------

(14)  Type of Reporting Person    PN
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                           PAGE 6 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     M.H. Davidson & Co.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  WC
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   New York
                                         ------------------------

Number of          (7)  Sole Voting Power    18,100
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  18,100
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  18,100
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   .09%
                                                        ---------

(14)  Type of Reporting Person    PN
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                           PAGE 7 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Davidson Kempner Advisers Inc.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   New York
                                         ------------------------

Number of          (7)  Sole Voting Power    474,300
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  474,300
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  474,300
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  2.31%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                           PAGE 8 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Davidson Kempner International Ltd.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  WC
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization  British Virgin Islands
                                         ------------------------

Number of          (7)  Sole Voting Power    47,200
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  47,200
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  47,200
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  0.23%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

                                 SCHEDULE 13D

CUSIP NO. 655260107                                           PAGE 9 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Davidson Kempner International Advisors, L.L.C.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    47,200
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  47,200
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  47,200
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  0.23%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 10 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Marvin H. Davidson
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    -
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   965,600
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -
Person With                                   -------------------
                  (10)  Shared Dispositive Power  965,600
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  965,600
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [X]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  4.69%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 11 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Thomas L. Kempner, Jr.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF, PF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    --
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   966,300
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  --
Person With                                   -------------------
                  (10)  Shared Dispositive Power  966,300
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  966,300
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [X]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  4.7%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 12 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Stephen M. Dowicz
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    -
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   966,300
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -
Person With                                   -------------------
                  (10)  Shared Dispositive Power  966,300
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  966,300
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  4.7%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 13 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Scott E. Davidson
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    -
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   966,300
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -
Person With                                   -------------------
                  (10)  Shared Dispositive Power  966,300
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  966,300
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  4.7%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 14 OF 25 PAGES
          ---------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     Michael J. Leffell
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)   X               (b)
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  AF
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    -
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   966,300
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -
Person With                                   -------------------
                  (10)  Shared Dispositive Power  966,300
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  966,300
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)  4.7%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 15 OF 25 PAGES
          ---------

         This Amendment No. 3 to Schedule 13D with respect to shares of Common Stock, par value $ .10 per share (the "Common Stock"), of Noel Group, Inc. (the "Company") originally filed on October 6, 1997, as amended by Amendment No. 1 dated February 11, 1998 and by Amendment No. 2 dated March 12, 1998 (the "Schedule 13D") amends Item 5 of the Schedule 13D.

         The Schedule 13D is hereby amended as follows:

Item 5.  Interest in Securities of the Issuer.

         The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon the Issuer's Form 10-Q filed on August 14, 1998, which disclosed that 20,567,757 shares of Common Stock were outstanding at the close of business on August 12, 1998.

         As of the close of business on September 24, 1998:

Name of Reporting Party:

         DKP

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                277,200

                  PERCENTAGE                                            1.35%

         (B)      1.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                   277,200

                  2.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                  3.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION                            277,200

                  4.       SHARED POWER TO DISPOSE OF OR TO
                           DIRECT THE DISPOSITION                          --

         (C)      INFORMATION CONCERNING TRANSACTIONS IN
                  THE COMMON STOCK EFFECTED BY DKP IS SET
                  FORTH IN APPENDIX II.

         DKIP

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                474,300

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 16 OF 25 PAGES
          ---------

                  PERCENTAGE                                            2.31%

         (B)      1.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                   474,300

                  2.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                  3.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION                            474,300

                  4.       SHARED POWER TO DISPOSE OF OR TO
                           DIRECT THE DISPOSITION                          --

         (C)      INFORMATION CONCERNING TRANSACTIONS
                  IN THE COMMON STOCK EFFECTED BY DKIP IS
                  SET FORTH IN APPENDIX II.

         DKEP

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                148,800

                  PERCENTAGE                                            .072%

         (B)      1.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                   148,800

                  2.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                  3.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION                            148,800

                  4.       SHARED POWER TO DISPOSE OF OR TO
                           DIRECT THE DISPOSITION                          --

         (C)      INFORMATION CONCERNING TRANSACTIONS
                  IN THE COMMON STOCK EFFECTED BY DKEP IS
                  SET FORTH IN APPENDIX II.

         MHD MANAGEMENT CO.

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                426,000

         (B)      PERCENTAGE                                            2.07%

                  1.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                   426,000

                  2.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 17 OF 25 PAGES
          ---------

                  3.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION                            426,000

                  4.       SHARED POWER TO DIRECT THE
                           DISPOSITION                                     --

         M.H. DAVIDSON & CO.

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                 18,100

         (B)      PERCENTAGE                                             .09%

                  1.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                    18,100

                  2.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                  3.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION                             18,100

                  4.       SHARED POWER TO DIRECT THE
                           DISPOSITION                                     --

         (C)      INFORMATION CONCERNING TRANSACTIONS
                  IN THE COMMON STOCK EFFECTED BY M.H. DAVIDSON
                  & CO. IS SET FORTH IN APPENDIX II.

         DAVIDSON KEMPNER ADVISERS INC.

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                474,300

         (B)      PERCENTAGE                                            2.31%

                  1.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                   474,300

                  2.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                  3.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITIONS                           474,300

                  4.       SHARED POWER TO DIRECT THE
                           DISPOSITION                                     --

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 18 OF 25 PAGES
          ---------

         DAVIDSON KEMPNER INTERNATIONAL LTD.

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                 47,200

         (B)      PERCENTAGE                                             .23%

                  1.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                    47,200

                  2.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                  3.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION                             47,200

                  4.       SHARED POWER TO DIRECT THE
                           DISPOSITION                                     --

         (C)      INFORMATION CONCERNING TRANSACTIONS
                  IN THE COMMON STOCK EFFECTED BY DKIL
                  IS SET FORTH IN APPENDIX II.

         DKIA

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                 47,200

         (B)      PERCENTAGE                                             .23%

                  1.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                    47,200

                  2.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                  3.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION                             47,200

                  4.       SHARED POWER TO DIRECT THE
                           DISPOSITION                                     --

         MARVIN H. DAVIDSON

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                965,600

         (B)      PERCENTAGE                                            4.69%

                  5.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 19 OF 25 PAGES
          ---------

                  6.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                   965,600

                  7.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITIONS                                --

                  8.       SHARED POWER TO DIRECT THE
                           DISPOSITION                                965,600

         (E)      MR. DAVIDSON CEASED TO BE THE BENEFICIAL
                  OWNER OF MORE THAN FIVE PERCENT OF THE COMMON
                  STOCK ON SEPTEMBER 24, 1998.

         THOMAS L. KEMPNER, JR.

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                966,300*/

         (B)      PERCENTAGE                                             4.7%

                  1.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                  2.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                   966,300

                  3.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION                                 --

                  4.       SHARED POWER TO DIRECT THE
                           DISPOSITION                                966,300

         (E)      MR. KEMPNER CEASED TO BE THE BENEFICIAL
                  OWNER OF MORE THAN FIVE PERCENT OF THE
                  COMMON STOCK ON SEPTEMBER 24, 1998

         STEPHEN M. DOWICZ

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                966,300*/

         (B)      PERCENTAGE                                             4.7%

--------
*/ INCLUDES 700 SHARES HELD BY THE M.H. DAVIDSON & CO., INC. 401(K) PLAN, OF WHICH MESSRS. KEMPNER, LEFFELL, DOWICZ AND SCOTT DAVIDSON ARE THE TRUSTEES. EACH OF MESSRS. KEMPNER, LEFFELL, DOWICZ AND SCOTT DAVIDSON DISCLAIMS BENEFICIAL OWNERSHIP OF SUCH SHARES EXCEPT TO THE EXTENT OF SUCH PERSONS INTEREST IN SUCH 401(K) PLAN.

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 20 OF 25 PAGES
          ---------

                  1.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                  2.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                   966,300

                  3.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION                                 --

                  4.       SHARED POWER TO DIRECT THE
                           DISPOSITION                                966,300

         (E)      MR. DOWICZ CEASED TO BE THE BENEFICIAL
                  OWNER OF MORE THAN FIVE PERCENT OF THE
                  COMMON STOCK ON SEPTEMBER 24, 1998

         SCOTT E. DAVIDSON

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                966,300*/

         (B)      PERCENTAGE                                             4.7%

                  1.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                  2.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                   966,300

                  3.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION                                 --

                  4.       SHARED POWER TO DIRECT THE
                           DISPOSITION                                966,300

         (E)      MR. DAVIDSON CEASED TO BE THE BENEFICIAL
                  OWNER OF MORE THAN FIVE PERCENT OF THE
                  COMMON STOCK ON SEPTEMBER 24, 1998

--------
*/ INCLUDES 700 SHARES HELD BY THE M.H. DAVIDSON & CO., INC. 401(K) PLAN, OF WHICH MESSRS. KEMPNER, LEFFELL, DOWICZ AND SCOTT DAVIDSON ARE THE TRUSTEES. EACH OF MESSRS. KEMPNER, LEFFELL, DOWICZ AND SCOTT DAVIDSON DISCLAIMS BENEFICIAL OWNERSHIP OF SUCH SHARES EXCEPT TO THE EXTENT OF SUCH PERSONS INTEREST IN SUCH 401(K) PLAN.

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 21 OF 25 PAGES
          ---------

         MICHAEL J. LEFFELL

         (A)      AGGREGATE NUMBER OF SECURITIES OWNED                966,300*/

         (B)      PERCENTAGE                                             4.7%

                  1.       SOLE POWER TO VOTE OR TO DIRECT
                           THE VOTE                                        --

                  2.       SHARED POWER TO VOTE OR TO DIRECT
                           THE VOTE                                   966,300

                  3.       SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION                                 --

                  4.       SHARED POWER TO DIRECT THE
                           DISPOSITION                                966,300

         (E)      MR. LEFFELL CEASED TO BE THE BENEFICIAL
                  OWNER OF MORE THAN FIVE PERCENT OF THE
                  COMMON STOCK ON SEPTEMBER 24, 1998

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 22 OF 25 PAGES
          ---------

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 29, 1998

                                            DAVIDSON KEMPNER PARTNERS
                                              By MHD Management Co., its
                                              general partner

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            General Partner


                                            DAVIDSON KEMPNER INSTITUTIONAL
                                            PARTNERS, L.P.
                                              By Davidson Kempner Advisers
                                              Inc., its general partner

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            Secretary

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 23 OF 25 PAGES
          ---------

                                            DAVIDSON KEMPNER ENDOWMENT PARTNERS
                                              By MHD Management Co., its
                                              general partner

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            General Partner


                                            MHD MANAGEMENT CO.

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            General Partner


                                            DAVIDSON KEMPNER ADVISERS INC.

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            Secretary


                                            DAVIDSON KEMPNER INTERNATIONAL LTD.
                                               By Davidson Kempner International
                                               Advisors, LLC

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            A Managing Member


                                            DAVIDSON KEMPNER INTERNATIONAL
                                            ADVISORS, LLC

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            A Managing Member

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 24 OF 25 PAGES
          ---------

                                            /s/ Marvin H. Davidson
                                            ----------------------
                                            Marvin H. Davidson


                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------
                                            Thomas L. Kempner, Jr.


                                            /s/ Stephen M. Dowicz
                                            ---------------------
                                            Stephen M. Dowicz


                                            /s/ Scott E. Davidson
                                            ---------------------
                                            Scott E. Davidson


                                            /s/ Michael J. Leffell
                                            ----------------------
                                            Michael J. Leffell

                                  SCHEDULE 13D

CUSIP NO. 655260107                                          PAGE 25 OF 25 PAGES
          ---------

                                   APPENDIX II

                                Noel Group, Inc.
                              Transaction Schedule
               For the sixty-day period ending September 29, 1998


                                                                    Where/How
                                 Price/                            Transaction
    Date        Quantity         Share ($)         Buy/Sell          Affected
    ----        --------         ---------         --------         ---------
   9/23/98        60,000         3.389               Sell           Open Market
   9/24/98       350,000         3.37375             Sell           Open Market